Exhibit 99.1

Date: February 17, 2017

Spectra Energy Partners Reports Fourth Quarter and

Year-End 2016 Results

HOUSTON – Spectra Energy Partners, LP (NYSE: SEP) today reported net income of $327 million, including net income from controlling interests of $301 million, for the fourth quarter ended December 31, 2016, with diluted earnings per limited partner unit of $0.70. For the year, net income was $1.24 billion, including net income from controlling interests of $1.16 billion, with diluted earnings per limited partner unit of $2.84. The fourth quarter and yearly results included non-recurring special items of $36 million and $80 million, respectively, which decreased diluted earnings per limited partner unit by $0.11 for the quarter and $0.26 for the year.

Highlights:

•	2016 ongoing distributable cash flow (DCF) of $1.3 billion, with a distribution coverage ratio of 1.2 times

•	Brought six projects online, totaling an investment of nearly $1.5 billion

•	Announced 37th consecutive quarterly distribution increase

•	Reaffirmed quarterly penny-and-a-quarter distribution increases through 2017 and coverage ratio within targeted range of 1.05 to 1.15 times

Fourth quarter 2016 ongoing DCF was $330 million, compared with $260 million in the prior-year quarter. For the year, ongoing DCF was $1.3 billion, a $90 million increase from $1.21 billion in 2015. Distributions per limited partner unit for 2016 were $2.63, compared with $2.43 per limited partner unit in 2015.

For the quarter, ongoing earnings before interest, taxes, depreciation and amortization (EBITDA) were $510 million, compared with $457 million in the prior-year quarter. For the year, ongoing EBITDA was $1.87 billion, compared with $1.83 billion in 2015.

Ongoing net income from controlling interests was $337 million for the quarter, or $0.81 diluted earnings per limited partner unit, compared with $305 million, or $0.82 diluted earnings per limited partner unit, in the prior-year quarter. Net income from controlling interests was $301 million for the quarter, or $0.70 diluted earnings per limited partner unit, compared with $304 million, or $0.82 diluted earnings per limited partner unit, in the prior-year quarter.

For the year, ongoing net income from controlling interests was $1.24 billion, or $3.10 diluted earnings per limited partner unit, compared with $1.24 billion, or $3.33 diluted earnings per limited partner unit, in 2015. Net income from controlling interests was $1.16 billion in 2016, or $2.84 diluted earnings per limited partner unit, compared with $1.23 billion, or $3.30 diluted earnings per limited partner unit, in 2015.

CEO COMMENT

“Spectra Energy Partners posted strong quarter and year-end results that continue to reflect our ability to generate solid cash flows and increased earnings. The expansion projects we placed into service in 2016 are driving additional value for our investors, as earlier this month we announced our 37th consecutive quarterly distribution increase,” said Greg Ebel, chief executive officer, Spectra Energy Partners.

“While the General Partner of Spectra Energy Partners will change once the merger with Enbridge is complete, the stable underpinnings of our business will not. Spectra Energy Partners’ strategic and competitive asset footprint – with virtually no direct commodity or volume risk, high-quality demand-pull customers, excellent liquidity, and access to favorable capital markets – will continue to generate steady cash flows. For 2017, we plan to continue our quarterly penny-and-a-quarter distribution increases while maintaining DCF coverage in our targeted range of 1.05 to 1.15 times.”

SEGMENT RESULTS

U.S. Transmission

Ongoing EBITDA from U.S. Transmission was $466 million in fourth quarter 2016, compared with $413 million in fourth quarter 2015. Fourth quarter 2016 results reflect increased earnings from expansion projects placed into service in the second half of 2016, as well as higher Allowance for Funds Used During Construction (AFUDC), primarily from the Sabal Trail project. Fourth quarter 2016 results exclude a special item of $36 million for inspection and repair efforts associated with the Texas Eastern pipeline incident.

For the year 2016, ongoing EBITDA for U.S. Transmission was $1.72 billion, compared with $1.61 billion in 2015. The 2016 period excludes a special item of $80 million for inspection and repair efforts associated with the Texas Eastern pipeline incident. The 2015 period excludes a special item of $9 million related to a non-cash impairment of the Ozark Gas Gathering asset.

Liquids

Liquids EBITDA was $63 million in fourth quarter 2016, compared with $62 million in fourth quarter 2015. The increase is attributable to expansion revenue from the Express Enhancement project placed into service in October 2016, which was offset by the absence of equity earnings from Sand Hills and Southern Hills natural gas liquids (NGL) pipelines, which Spectra Energy Partners owned through October 2015.

For the year 2016, EBITDA for Liquids was $237 million, compared with $283 million in 2015.

Other

“Other” net expenses were $19 million in fourth quarter 2016, compared with $18 million in fourth quarter 2015.

For the year 2016, net expenses were $82 million, compared with $66 million in 2015.

Interest Expense

Interest expense was $59 million in fourth quarter 2016, compared with $60 million in fourth quarter 2015.

For the year 2016, interest expense was $224 million, compared with $239 million in 2015.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy Partners as of December 31, 2016, was $7.2 billion. Available liquidity at the end of the quarter was $2.1 billion. Spectra Energy Partners’ capital expansion program continues to be funded through a combination of debt and equity.

Including contributions from noncontrolling interests of $743 million, total capital and investment spending for the year was approximately $1.8 billion, and consisted of about $1.5 billion of growth capital expenditures and about $268 million of maintenance capital expenditures. Maintenance capital expenditures include a $28 million special item related to the Texas Eastern pipeline incident.

In 2016, Spectra Energy Partners successfully completed an $800 million debt offering. Also in 2016, Spectra Energy Partners received net proceeds of $579 million through its “At the Market” (ATM) equity issuance program, with $106 million raised in the fourth quarter, plus an additional $501 million from equity issuances to its general partner.

Spectra Energy Partners expects to file its 2016 10-K with the Securities and Exchange Commission on or before March 1, 2017.

EXPANSION PROJECT UPDATES

Spectra Energy Partners’ 2016 capital expansion program concluded with six projects placed into service, representing nearly $1.5 billion of capital expansion, including:

•	Ozark Conversion

•	Loudon

•	Gulf Markets Expansion – Phase I

•	Express Enhancement

•	Salem Lateral

•	AIM

Projects Scheduled for 2017 In-Service

Construction on Sabal Trail continues to progress, and the project remains on track to be in-service during the first half of 2017.

The Access South, Adair Southwest, and Lebanon Extension projects commenced construction in January, and are scheduled to be placed in-service in the second half of this year.

The second phase of the Gulf Markets Expansion project continues to advance toward a second half of 2017 in-service date. The project has received all its regulatory permits and is under construction.

Atlantic Bridge received its FERC Certificate of Public Convenience and Necessity in January, and is targeting initial in-service in the fourth quarter of this year.

NEXUS and TEAL anticipate receiving their FERC certificates shortly after FERC again has a quorum. Subject to a prompt issuance of these certificates, the project team has a safe and environmentally responsible plan to place the facilities into service in the fourth quarter of 2017, within the prescribed construction windows, in order to meet shipper requirements. Infrastructure projects are a top priority for the new administration and we are confident it will take swift action to restore a FERC quorum.

Projects Scheduled for 2018 In-Service

The STEP project continues to target in-service in the second half of 2018.

The PennEast project continues to advance as well. FERC is expected to issue its Final Environmental Impact Statement (FEIS) in April, and the project is still targeting a late-2018 in-service date.

Projects Scheduled for 2019 In-Service

The Stratton Ridge project filed its FERC application earlier this month and remains on schedule for in-service in the first half of 2019.

Projects in Development

The Access Northeast project would help alleviate New England’s well-documented issues of energy reliability and cost volatility. The project’s partners continue to pursue a viable commercial and operational model to provide clean-burning natural gas to gas-fired electric generators in New England in support of the region’s emission goals.

While the project has been in discussions on other contracting strategies, including participation among gas distribution companies, the complexity of any regional solution requires clarity among the New England states regarding the support and legal authority for electric distribution companies to contract for project capacity. When the states achieve alignment – in the form of consistent legislative or other legal authority supporting natural gas infrastructure for electric reliability – the project’s partners remain able and committed to bringing Access Northeast to New England consumers.

With increasing reliance on natural gas for electric generation, this project provides a critical opportunity to improve New England’s future energy reliability, cost volatility and competitiveness. Access Northeast’s partners will continue working with state and federal agencies, as well as other stakeholders, to help close gaps in legal authority that are currently prohibiting the region from achieving its significant environmental goals, as the current system configuration requires the continued operation of older, higher emitting generation units, such as coal and oil plants.

Spectra Energy Partners conducted solicitations of interest on the Express Pipeline and Platte Pipeline in late 2016, and is currently conducting subsequent solicitations, which will close by the end of February.

Spectra Energy Partners has secured a commitment from an industrial market shipper in the STX Zone of its Texas Eastern system, and on February 15 launched a Texas-Louisiana Markets open season, which will close in early March, to solicit additional interest.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests as a measure to evaluate operations of the partnership. This measure is a non-GAAP financial measure as it represents net income from controlling interests, excluding special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income from controlling interests provides useful information to investors, as it allows investors to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measure for ongoing net income from controlling interests is net income from controlling interests.

We use earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA) and ongoing EBITDA, non-GAAP financial measures, as performance measures for Spectra Energy Partners, LP.

Ongoing EBITDA represents EBITDA, excluding special items. We believe that the presentation of EBITDA and ongoing EBITDA provides useful information to investors, as it allows investors to more accurately compare Spectra Energy Partners, LP’s performance across periods. The most directly comparable GAAP measure for EBITDA and ongoing EBITDA for Spectra Energy Partners, LP is net income.

The primary performance measures used by us to evaluate segment performance are segment EBITDA and Other EBITDA. We consider segment EBITDA and Other EBITDA, which are the GAAP measures used to report segment results, to be good indicators of each segment’s operating performance from its continuing operations as they represent the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA and Other EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA as a measure of performance. Ongoing segment EBITDA is a non-GAAP financial measure, as it represents reported segment EBITDA, excluding special items. We believe that the presentation of ongoing segment EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s ongoing performance across periods. The most directly comparable GAAP measure for ongoing segment EBITDA is segment EBITDA.

We also present Distributable Cash Flow (DCF), which is a non-GAAP financial measure. We believe that the presentation of DCF provides useful information to investors, as it represents the cash generation capabilities of the partnership to support distribution growth. We also use ongoing DCF, which is a non-GAAP financial measure, as it represents DCF, excluding the cash effect of special items. The most directly comparable GAAP measure for DCF and ongoing DCF is net income. We also use DCF coverage, which is a non-GAAP financial measure, as it represents DCF divided by distributions declared on partnership units. The most directly comparable GAAP measure for DCF coverage is Earnings-Per-Unit (EPU).

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other partnerships because other partnerships may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2015 Form 10-K, filed on February 25, 2016, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE). SEP is one of the largest pipeline MLPs in the United States and connects growing supply areas to high-demand markets for natural gas and crude oil. These assets include more than 15,000 miles of transmission pipelines, approximately 170 billion cubic feet of natural gas storage, and approximately 5.6 million barrels of crude oil storage.

Media:	Creighton Welch
(713) 627-5806
(713) 627-4747 (24-hour media line)

Analysts and Investors:	Roni Cappadonna
(713) 627-4778

###

Spectra Energy Partners, LP

Quarterly Highlights

December 2016

(Unaudited)

(In millions, except per-unit amounts)

Reported - These results include the impact of special items

	Quarters Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
INCOME
Operating Revenues	$663	$634	$2,533	$2,455
Total Reportable Segment EBITDA	493	475	1,876	1,882
Net Income - Controlling Interests	301	304	1,161	1,225
EBITDA BY BUSINESS SEGMENT
U.S. Transmission	$430	$413	$1,639	$1,599
Liquids	63	62	237	283

Total Reportable Segment EBITDA	493	475	1,876	1,882
Other EBITDA	(19)	(18)	(82)	(66)

Total Reportable Segment and Other EBITDA	$474	$457	$1,794	$1,816

PARTNERS’ CAPITAL
Declared Cash Distribution per Limited Partner Unit	$0.68875	$0.63875	$2.6800	$2.4800
Weighted Average Units Outstanding
Limited Partner Units	307	290	299	296
General Partner Units	6	6	6	6
DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$271	$260	$1,187	$1,205
Coverage Ratio			1.1x	1.2x
CAPITAL AND INVESTMENT EXPENDITURES (a)
Capital expenditures - U.S. Transmission			$2,263	$1,857
Capital expenditures - Liquids			71	26
Investment expenditures - Sand Hills/Southern Hills/SESH/Penn East/Nexus			251	124

Total			$2,585	$2,007

U.S. TRANSMISSION
Operating Revenues	$565	$541	$2,167	$2,087
Operating Expenses
Operating, Maintenance and Other	207	184	779	680
Other Income and Expenses	72	56	251	192

EBITDA	$430	$413	$1,639	$1,599

LIQUIDS
Operating Revenues	$98	$93	$366	$368
Operating Expenses
Operating, Maintenance and Other	36	36	130	141
Other Income and Expenses	1	5	1	56

EBITDA	$63	$62	$237	$283

Express Pipeline Revenue Receipts, MBbl/d (b)	259	239	241	239
Platte PADD II Deliveries, MBbl/d	127	140	130	162
Canadian Dollar Exchange Rate, Average	1.33	1.34	1.33	1.28

			December 31,	December 31,
			2016	2015
Debt			$7,213	$6,604
Actual Units Outstanding (c)			315	291

(a)	Excludes contributions received from noncontrolling interests of $641 million in 2016 and $216 million in 2015. Excludes sale of Sabal Trail interest of $102 million in 2016.
(b)	Thousand barrels per day.
(c)	Increase in 2016 resulted from the “At the Market” equity issuance program and equity issuance to Spectra Energy Corp in April 2016.

Spectra Energy Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

Reported - These results include the impact of special items

	Quarters Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Operating Revenues	$663	$634	$2,533	$2,455
Operating Expenses	344	313	1,305	1,182

Operating Income	319	321	1,228	1,273

Other Income and Expenses	72	60	253	243
Interest Expense	59	60	224	239

Earnings Before Income Taxes	332	321	1,257	1,277
Income Tax Expense	5	4	18	12

Net Income	327	317	1,239	1,265
Net Income - Noncontrolling Interests	26	13	78	40

Net Income - Controlling Interests	$301	$304	$1,161	$1,225

Spectra Energy Partners, LP

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	December 31,	December 31,
	2016	2015
ASSETS
Current Assets	$660	$544
Investments and Other Assets	4,469	4,180
Net Property, Plant and Equipment	16,092	13,837
Regulatory Assets and Deferred Debits	385	290

Total Assets	$21,606	$18,851

LIABILITIES AND EQUITY
Current Liabilities	$1,779	$1,471
Long-term Debt	6,223	5,845
Deferred Credits and Other Liabilities	200	189
Equity	13,404	11,346

Total Liabilities and Equity	$21,606	$18,851

Spectra Energy Partners, LP

Distributable Cash Flow

(Unaudited)

(Dollars in Millions, except where noted)

Reported – These results include the impact of special items

	Quarters Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Net Income	$327	$317	$1,239	$1,265
Add:
Interest expense	59	60	224	239
Income tax expense	5	4	18	12
Depreciation and amortization	82	75	314	295
Foreign currency loss	1	1	1	6
Less:
Third party interest income	—	—	2	1

EBITDA	474	457	1,794	1,816

Add:
Earnings from equity investments	(35)	(33)	(127)	(167)
Distributions from equity investments (a)	28	24	160	207
Non-cash impairment at Ozark Gas Gathering	—	—	—	9
Other	1	4	13	12
Less:
Interest expense	59	60	224	239
Equity AFUDC	37	26	121	76
Net cash paid for income taxes	3	4	10	12
Distributions to non-controlling interests	8	8	30	31
Maintenance capital expenditures	90	94	268	314

Total Distributable Cash Flow	$271	$260	$1,187	$1,205

Distributions (b)			$1,113	$976
Coverage - DCF/Distributions			1.1X	1.2X

(a)	Excludes $403 million of distributions for the twelve month period ended December 31, 2015.
(b)	Includes a $4 million reduction of distribution to Spectra Energy (as holder of incentive distribution rights) per quarter beginning in December 2015.

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

December 2016 Quarter-to-Date

(Unaudited)

(In millions)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
U.S. Transmission	$430	$(36	) A	$466
Liquids	63	—		63

Total Reportable Segment EBITDA	493	(36)		529
Other	(19)	—		(19)

Total Reportable Segment and other EBITDA	$474	$(36)		$510

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$474	$(36)		$510
Depreciation and Amortization	(82)	—		(82)
Interest Expense	(59)	—		(59)
Other Income and Expenses	(1)	—		(1)
Income Tax Expense	(5)	—		(5)

Total Net Income	327	(36)		363
Total Net Income - Noncontrolling Interests	(26)	—		(26)

Total Net Income - Controlling Interests	$301	$(36)		$337

A	- Inspection and repair costs related to Texas Eastern pipeline incident in Pennsylvania.

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

December 2015 Quarter-to-Date

(Unaudited)

(In millions)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
U.S. Transmission	$413	$—		$413
Liquids	62	—		62

Total Reportable Segment EBITDA	475	—		475
Other	(18)	—		(18)

Total Reportable Segment and other EBITDA	$457	$—		$457

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$457	$—		$457
Depreciation and Amortization	(75)	—		(75)
Interest Expense	(60)	(1	) A	(59)
Other Income and Expenses	(1)	—		(1)
Income Tax Expense	(4)	—		(4)

Total Net Income	317	(1)		318
Total Net Income - Noncontrolling Interests	(13)	—		(13)

Total Net Income - Controlling Interests	$304	$(1)		$305

A	- Net write-off of regulatory assets and liabilities at Ozark Gas Transmission due to discontinuance of regulatory accounting.

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

December 2016 Year-to-Date

(Unaudited)

(In millions)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
U.S. Transmission	$1,639	$(80	) A	$1,719
Liquids	237	—		237

Total Reportable Segment EBITDA	1,876	(80)		1,956
Other	(82)	—		(82)

Total Reportable Segment and other EBITDA	$1,794	$(80)		$1,874

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$1,794	$(80)		$1,874
Depreciation and Amortization	(314)	—		(314)
Interest Expense	(224)	—		(224)
Other Income and Expenses	1	—		1
Income Tax Expense	(18)	—		(18)

Total Net Income	1,239	(80)		1,319
Total Net Income - Noncontrolling Interests	(78)	—		(78)

Total Net Income - Controlling Interests	$1,161	$(80)		$1,241

A	- Inspection and repair costs related to Texas Eastern pipeline incident in Pennsylvania.

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

December 2015 Year-to-Date

(Unaudited)

(In millions)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
U.S. Transmission	$1,599	$(9	) A	$1,608
Liquids	283	—		283

Total Reportable Segment EBITDA	1,882	(9)		1,891
Other	(66)	—		(66)

Total Reportable Segment and other EBITDA	$1,816	$(9)		$1,825

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$1,816	$(9)		$1,825
Depreciation and Amortization	(295)	—		(295)
Interest Expense	(239)	(1	) B	(238)
Other Income and Expenses	(5)	—		(5)
Income Tax Expense	(12)	—		(12)

Total Net Income	1,265	(10)		1,275
Total Net Income - Noncontrolling Interests	(40)	—		(40)

Total Net Income - Controlling Interests	$1,225	$(10)		$1,235

A	- Non-cash impairment at Ozark Gas Gathering.
B	- Net write-off of regulatory assets and liabilities at Ozark Gas Transmission due to discontinuance of regulatory accounting.

Spectra Energy Partners, LP

Reported to Ongoing Distributable Cash Flow Reconciliation

Unaudited

(In millions)

	Quarters Ended
	December 31, 2016			December 31, 2015
	Reported	Less: Special Items	Ongoing	Reported	Less: Special Items	Ongoing
Net Income	$327	$(36)	$363	$317	$(1)	$318
Add:
Interest expense	59	—	59	60	1	59
Income tax expense	5	—	5	4	—	4
Depreciation and amortization	82	—	82	75	—	75
Foreign currency loss	1	—	1	1	—	1
Less:
Third party interest income	—	—	—	—	—	—

EBITDA	474	(36)	510	457	—	457

Add:
Earnings from equity investments	(35)	—	(35)	(33)	—	(33)
Distributions from equity investments	28	—	28	24	—	24
Other	1	—	1	4	1	3
Less:
Interest expense	59	—	59	60	1	59
Equity AFUDC	37	—	37	26	—	26
Net cash paid for income taxes	3	—	3	4	—	4
Distributions to non-controlling interests	8	—	8	8	—	8
Maintenance capital expenditures	90	23	67	94	—	94

Total Distributable Cash Flow	$271	$(59)	$330	$260	$—	$260

Spectra Energy Partners, LP

Reported to Ongoing Distributable Cash Flow Reconciliation

Unaudited

(In millions)

	Years Ended
	December 31, 2016			December 31, 2015
	Reported	Less: Special Items	Ongoing	Reported	Less: Special Items	Ongoing
Net Income	$1,239	$(80)	$1,319	$1,265	$(10)	$1,275
Add:
Interest expense	224	—	224	239	1	238
Income tax expense	18	—	18	12	—	12
Depreciation and amortization	314	—	314	295	—	295
Foreign currency loss	1	—	1	6	—	6
Less:
Third party interest income	2	—	2	1	—	1

EBITDA	1,794	(80)	1,874	1,816	(9)	1,825

Add:
Earnings from equity investments	(127)	—	(127)	(167)	—	(167)
Distributions from equity investments	160	—	160	207	—	207
Non-cash impairment at Ozark Gas Gathering	—	—	—	9	9	—
Other	13	—	13	12	1	11
Less:
Interest expense	224	—	224	239	1	238
Equity AFUDC	121	—	121	76	—	76
Net cash paid for income taxes	10	—	10	12	—	12
Distributions to non-controlling interests	30	—	30	31	—	31
Maintenance capital expenditures	268	28	240	314	—	314

Total Distributable Cash Flow	$1,187	$(108)	$1,295	$1,205	$—	$1,205

Distributions	1,113		1,113	976		976
Coverage - DCF/Distributions	1.1X		1.2X	1.2X		1.2X